Exhibit 99.1

Information:	Stephanie Styles, Tandus (770) 414-4238 sstyles@tandus.com

TANDUS NAMES FERRO CHIEF FINANCIAL OFFICER

DALTON, Ga. (June 9, 2004) – Tandus, a leading commercial floorcovering manufacturer, today announced the appointment of Leonard F. Ferro, CPA, as Vice President and Chief Financial Officer, according to Mac Bridger, CEO of Tandus. Ferro will be responsible for directing the overall financial operations of Tandus and its three product brands.

“We are absolutely thrilled that Len has joined our team. He brings extensive experience in the textile industry that will be valuable to our company as we continue to grow,” said Bridger. “Not only will he oversee all financial functions of Tandus and its subsidiaries, he will serve as a key member of the executive group, and will have significant input to the strategic direction of our enterprise.”

According to Ferro,” I am delighted to join the company at such an exciting time. Tandus has always demonstrated excellent financial performance and, with three outstanding product brands, the company is poised for growth in its core business segments as well as exploring new market opportunities.”

Ferro comes to Tandus with more than 20 years of financial experience. Most recently, he served as Vice President, Chief Accounting Officer, Secretary and Treasurer for Gayley & Lord, Inc., a leading manufacturer of apparel fabrics. Prior to that, he served as Corporate Controller for Collins & Aikman Corporation, the former owner of Tandus’ C&A Floorcoverings brand. Ferro also has more than 10 years of experience in public accounting, principally with Ernst & Young.

He earned a Bachelor of Science in Accounting from Stockton College. Ferro is certified as a public accountant in North Carolina and New Jersey. He is a member of both the American Institute of Certified Public Accountants and the North Carolina Society of Certified Public Accountants.

Ferro, his wife and their two children will relocate to the Dalton area this summer.

ABOUT TANDUS

Tandus brings together the industry’s leading specialized commercial flooring brands – C&A Floorcoverings, Crossley Carpet Mills and Monterey Carpets. Drawing upon the individual strengths of each brand, Tandus offers its customers single-source innovative product design and technology, comprehensive services, and environmental leadership. Based in Dalton, Ga., Tandus is a leading global commercial floorcoverings company. More information can be found online at www.tandus.com.

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